EXHIBIT 24.4

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Eduardo Valdés Acra and Rafael Robles Miaja, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Empresas ICA Sociedad Controladora, S.A. de C.V., a sociedad anónima de capital variable, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the “Filings”), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2012.

November 25, 2008

FUNDACION TELMEX, A.C.

/s/ Adolfo Cerezo
By: Adolfo Cerezo Title: Attorney-in-Fact